UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) - July 16, 2009

Electro Rent Corporation

(Exact name of Registrant as specified in its Charter)

California	000-09061	95-2412961
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation or Organization)	File Number)	Identification No.)

6060 Sepulveda Blvd., Van Nuys, CA	91411-2512
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (818) 787-2100

Not Applicable
(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On July 16, 2009, the Compensation Committee of the Board of Directors of Electro Rent Corporation (the "Company") approved and granted restricted stock units (the "Units") under the Company's 2005 Equity Incentive Plan to certain non-director senior executives of the Company. The grants included (i) annual grants based on an amount to bring the total compensation of the executives for fiscal 2009 to slightly less than those of a benchmark group and (ii) a one-time retention grant to take into account the lack of equity grants by the Company in recent years. The Company's named executive officers received the following grants:

Named Executive Officer	Annual Unit Grant	Retention Unit Grant	Total Units Granted
Steven Markheim President and Chief Operating Officer	16,720	23,280	40,000
Craig R. Jones Vice President and Chief Financial Officer	11,188	15,812	27,000

The grants of Units are represented by an Stock Unit Award Agreement (the "Agreement") between the Company and the executive, a form of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The terms of the Units are summarized below, and the summary is qualified in its entirety by reference to the form of the Agreement filed herewith. The Company will issue one share of its Common Stock for each vested Unit on the earliest of the following: (i) January 1, 2015; (ii) a change of control; and (iii) the date of the executive's termination of employment. The Units will vest in three equal installments on each of July 16, 2010, 2011 and 2012, or earlier on a change of control or the executive's death or disability. Any Units not vested on or before the date of issuance of the Common Stock will be forfeited. An amount per vested Unit equal to any dividend (less any applicable withholding) paid on the underlying Common Stock since the date of grant will be paid within 10 days after vesting on all vested Units.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Form of Stock Unit Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ELECTRO RENT CORPORATION

Date: July 20, 2009

By: /s/ CRAIG R. JONES

Name: Craig R. Jones
Title: Vice President, Chief Financial Officer